Exhibit 99.1

NEWS RELEASE

Contacts:	Angie Yang
PondelWilkinson Inc.
310.279.5980
ayang@pondel.com

OUTDOOR CHANNEL HOLDINGS’ CFO RESIGNS; COMPANY NAMES INTERIM CFO

TEMECULA, Calif. – December 14, 2007 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced that William A. Owen submitted his resignation, electing to step down from his posts as executive vice president and chief financial officer effective immediately.  The company said Owen has agreed to serve as an advisor to the company as needed through December 15, 2008 and expects Owen to be active through the filing of its quarterly report for the quarter ended September 30, 2007 and its annual report for the year ended December 31, 2007 to effect a smooth transition.

Outdoor Channel Holdings named Shad L. Burke, a certified public accountant who joined the company as chief accounting officer in October 2007, as interim chief financial officer.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV.  The national network offers programming that captures the excitement of hunting, fishing, Western lifestyle, off-road motorsports, adventure and other outdoor lifestyles.  Outdoor Channel can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic new broadband web site (www.outdoorchannel.tv).  For more information about the company or Outdoor Channel, please visit www.outdoorchannel.com.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide.  Nielsen estimated that Outdoor Channel had approximately 30.6 million cable and satellite subscribers as of December 2007.  Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

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